Exhibit 5
                              [LETTERHEAD OF TORYS]




                                September 5, 2001



SulphCo, Inc.
1650 Meadow Wood Lane
Reno, Nevada  89502

Dear Sirs:

         We have acted as counsel for SulphCo, Inc., a Nevada corporation (the "Company"), in connection with the registration statement on Form S-8 being filed by the Company under the Securities Act of 1933, as amended, with respect to the 2,758,620 shares (the "Shares") of the common stock, $.001 per share par value, of the Company, which have been or are to be offered by the Company pursuant to the Non-Qualified Stock Option Agreement for Mr. Mark Neuhaus (the "Option").

         In connection with such registration statement, we have examined such records and documents and such questions of law as we have deemed appropriate for purposes of this opinion. On the basis of such examination, we advise you that, in our opinion, the Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the Option, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the aforesaid registration statement.

                                Very truly yours,

                                            /s/ TORYS
                                            ---------
                                                TORYS

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